Exhibit 21.1
Subsidiaries of Registrant

Name	Jurisdiction

American School Supply Corporation	Delaware
K12 Management Inc.	Delaware
Offshore Knowledge Ventures, Inc.	Delaware
School Leasing Corporation	Delaware
Subsidiaries of K12 Management Inc.

Name	Jurisdiction

Arkansas Virtual School LLC	Delaware
K12 Arizona LLC	Delaware
K12 California LLC	Delaware
K12 Classroom LLC	Delaware
K12 Colorado LLC	Delaware
K12 DC LLC	Delaware
K12 Florida LLC	Delaware
K12 Georgia LLC	Delaware
K12 Hawaii LLC	Delaware
K12 Idaho LLC	Delaware
K12 Illinois LLC	Delaware
K12 Indiana LLC	Delaware
K12 Missouri LLC	Delaware
K12 Nevada LLC	Delaware
K12 Ohio LLC	Delaware
K12 Pennsylvania LLC	Delaware
K12 South Carolina LLC	Delaware
K12 Tennessee LLC	Delaware
K12 Texas LLC	Delaware
K12 Utah LLC	Delaware
K12 Washington LLC	Delaware
Subsidiary of Offshore Knowledge Ventures Inc.

Name	Jurisdiction

Connaissance Developmental Services Pvt. Ltd.	India